Exhibit 99.2

For Immediate Release

For more information, contact:

Brian Tanner, Investor Relations	Dan Smith, Media Relations
(808) 546-3442	(808) 546-3124

Hawaiian Telcom Names Paul Sunu as New Chief Financial Officer

HONOLULU (April 2, 2007) - Hawaiian Telcom today announced that Paul Sunu has been named as the company’s new Chief Financial Officer.  Sunu has over 25 years of experience in finance, tax, treasury, securities, and law, and he is scheduled to begin his new duties on May 14, 2007.

Since 1996, Sunu has served as Managing Director and Chief Financial Officer for Madison River Communications, which operates four local telephone companies, primarily in Alabama, Georgia, North Carolina and Illinois.  He is a co-founder of Madison River and also serves on the company’s Board of Directors.  Madison River is the 19th largest US local phone company and will be acquired by CenturyTel in a deal that is expected to close in the second quarter of 2007.

“Paul is well-known and respected in the financial community, and he brings great expertise and deep telecommunications experience to Hawaiian Telcom,” said Mike Ruley, Hawaiian Telcom’s Chief Executive Officer.

During Sunu’s tenure, Madison River successfully integrated five local telephone operations, converted multiple billing and accounting systems, and increased adjusted EBITDA margins to 52 percent from 33 percent in 1998.

Sunu is a CPA and received a bachelor’s degree in public administration and accounting in 1978 from the University of Illinois.  He earned a law degree from the University of Illinois in 1981. Sunu and his wife, Grace, who is from Hawaii, have two children who are attending college on the mainland.

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About Hawaiian Telcom
Hawaiian Telcom is the state’s leading telecommunications provider, offering a wide spectrum of telecommunications products and services, which include local and long distance service, high-speed Internet, wireless services, customized business solutions, and print directory and Internet directory services. The company’s website is at www.hawaiiantel.com.